Exhibit (a)(1)(A)
GEOKINETICS INC.

June 26, 2009

_________________________

OFFER TO EXCHANGE
ELIGIBLE INCENTIVE STOCK OPTIONS FOR
REPLACEMENT INCENTIVE STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at
5:00 p.m., Central time, on Monday, July 27, 2009, unless extended.
_________________________

Geokinetics Inc., a Delaware corporation (“us,” “we,” “Geokinetics” or the “Company”), by this Offer to Exchange Eligible Incentive Stock Options for Replacement Incentive Stock Options (the “Exchange Offer”), is offering to its eligible employees the opportunity to voluntarily exchange eligible incentive stock options (“eligible ISOs”) for a lesser amount of replacement stock options with a lower exercise price.

You are an “eligible employee” if you are:

•	A U.S. or international employee of Geokinetics or a subsidiary who holds eligible ISOs;

•	Employed on the date the Exchange Offer commences and remain employed through the date the replacement stock options are granted; and

•
Not a non-executive member of our Board of Directors.  Executive officers, including the executive member of the Board of Directors, Richard F. Miles, the Company’s President and CEO, are eligible employees.

Although we intend to include all international employees, we may exclude otherwise eligible employees located outside the United States if, for any reason, we believe that their participation would be illegal, inadvisable or impractical.  We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible ISOs be accepted from or on behalf of, employees in that jurisdiction.

If you are an eligible employee and your Company stock options meet the following criteria, then they are “eligible ISOs that you may elect to exchange in the Exchange Offer:

•	The exercise price of your stock options is $28.00; and

•	Your stock options were granted in December 2007.

    For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

If you choose to participate in the Exchange Offer and surrender eligible ISOs for exchange, and if we accept your surrendered eligible ISOs, you will receive replacement stock options that will have the following terms and conditions:

•
You will receive a lesser amount of replacement stock options.  The exchange ratio is 0.92 replacement stock option to 1 eligible ISO and you will be able to calculate the number of  replacement ISO for each eligible ISO surrendered.

•
Only unvested incentive stock options awarded in December 2007 at an exercise price of $28 will be eligible for the Exchange Offer.  Since 15% of the award vested in November 2008, the options available for exchange represent 85% of the initial award.

•
Each replacement option will have an exercise price per share equal to the greater of $5.00 or the closing price of our common stock as reported on the NYSE Amex for the day on which the Exchange Offer expires (“Grant Date”).

•	None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest (the “Vesting Term”) in the following increments after the Grant Date:

Vesting Date                                                      Percentage of Vested Shares
November 15, 2009                                                                 20%
November 15, 2010                                                                55%
November 15, 2011                                                                100%

•	The replacement options will have a term no longer than the remaining term of the eligible ISOs. As of June 25, 2009, the replacement options would have a term of approximately 4.5 years.

•
Additional terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date.  Any additional terms and conditions will be comparable to the other terms and conditions of the eligible ISOs.  No change is planned to material terms such as the provisions for change of control.  All replacement options will be incentive stock options granted under our 2007 Stock Award Plan, regardless of the tax status of the eligible options surrendered for exchange.

•
The eligible ISOs surrendered for exchange will be canceled and all shares of common stock that were subject to such surrendered options will become available for future awards under the 2007 Stock Award Plan.

Participation in the Exchange Offer is completely voluntary. Eligible employees will be permitted to exchange eligible ISOs for replacement stock options, subject to the terms set forth below.  Eligible ISOs properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the day that the Exchange Offer expires and the replacement stock options will be granted as of the day on which the Exchange Offer expires.  If you choose not to participate in the Exchange Offer, you will continue to hold your eligible ISOs on the same terms and conditions and pursuant to the stock option plans under which they were originally granted.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible ISOs for exchange in the Exchange Offer.

Shares of Geokinetics common stock are listed on the NYSE Amex under the symbol “GOK.” On June 25, 2009, the closing price of Geokinetics common stock on the NYSE Amex was $12.41 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the replacement stock options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible ISOs being surrendered for exchange or a minimum number of eligible employees participating.

If you wish to surrender your eligible ISOs for exchange in the Exchange Offer, you must notify Geokinetics’ Office of the Corporate Secretary (“Office of the Corporate Secretary”) of your election to exchange such stock options before the Exchange Offer expires. You may notify Office of the Corporate Secretary of your election by completing and returning the paper election form included in the materials delivered to you with this Offer to Exchange document.  The Office of the Corporate Secretary must receive the election form before the expiration deadline of 5:00 p.m., Central time, on July 27, 2009 (or such later date as may apply if the Exchange Offer is extended).

If you have any questions about the Exchange Offer or have requests for assistance, please contact the Office of the Corporate Secretary at (281) 848-6986 or corporate.secretary@geokinetics.com.

IMPORTANT

Although our Board of Directors and stockholders have approved the Exchange Offer, consummation of the Exchange Offer is subject to the conditions described in The Exchange Offer — Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible ISOs for replacement stock options in the Exchange Offer. You must make your own decision on whether to exchange your eligible ISOs after taking into account your own personal circumstances or preferences.  If you are a non-U.S. employee, you may be subject to taxation in a country other than the United States. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE ISOS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

The material terms and conditions of the Exchange Offer are provided below. We encourage you to carefully read the remainder of this Offer to Exchange document and the other related documents referred to in this document, including the “Commonly Asked Questions.”

•
The Exchange Offer will be open to all eligible employees, including senior executives, who are employed by Geokinetics or one of our majority-owned subsidiaries as of the start of the Exchange Offer and remain employed by us or one of our majority-owned subsidiaries through the completion date of the Exchange Offer.  Eligible employees will be permitted to exchange all or none of their ISOs for replacement options.

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The non-executive members of our Board will not be eligible to participate.   Richard F. Miles, the Company’s President, CEO and executive Board member will be eligible to participate.   The following executive officers will be eligible to participate in the Exchange Offer and will be able to exchange the following eligible ISOs for replacement options:

Richard F. Miles, President, CEO and Director – 34,000 ISOs
Scott A. McCurdy, Vice President and CFO – 17,000 ISOs
James C. White, Executive Vice President–Business Development & Technology–17,000 ISOs
Lee Parker, Executive Vice President – Operations – 17,000 ISOs

•
You will receive a lesser amount of replacement stock options.  The exchange ratio is 0.92 replacement stock option to 1 eligible ISO and you will be able to calculate the number of  replacement ISO for each eligible ISO surrendered.

•
Only unvested incentive stock options awarded in December 2007 at an exercise price of $28 will be eligible for the Exchange Offer.  Since 15% of the award vested in November 2008, the options available for exchange represent 85% of the initial award.

•
Each replacement option will have an exercise price per share equal to the greater of $5.00 or the closing price of our common stock as reported on the NYSE Amex for the day on which the Exchange Offer expires (“Grant Date”) and will have a new term, which will approximate the remaining term of the ISOs eligible to be exchanged.

•	None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest (the “Vesting Term”) in the following increments after the Grant Date:

Vesting Date                                                      Percentage of Vested Shares
November 15, 2009                                                                 20%
November 15, 2010                                                                55%
November 15, 2011                                                                100%

•	The replacement options will have a term no longer than the remaining term of the eligible ISOs. As of June 25, 2009, the replacement options would have a term of approximately 4.5 years.

•
Additional terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date.  Any additional terms and conditions will be comparable to the other terms and conditions of the eligible ISOs.  No change is planned to material terms such as the provisions for change of control.  All replacement options will be incentive stock options granted under our 2007 Stock Award Plan, regardless of the tax status of the eligible options surrendered for exchange.

•
The eligible ISOs surrendered for exchange will be canceled and all shares of common stock that were subject to such surrendered options will become available for future awards under the 2007 Stock Award Plan.

•
Under SFAS 123(R), the exchange of options under the Exchange Offer program is treated as a modification of the existing options for accounting purposes.  Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the Exchange Offer program, if any, over the vesting period of the replacement options.  The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible ISOs, valued as of the date the replacement options are granted, over the fair value of the surrendered eligible ISOs in exchange for the replacement options, measured immediately prior to the cancellation.  The Exchange Offer is intended to be a value-for-value exchange and cost-neutral from an accounting perspective.  Thus, the exchange ratio was calculated to result in the fair value of the surrendered eligible ISOs being equal to the fair value of the options replacing them, with the intent not to generate any additional significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer.  If any of the replacement options are forfeited prior to their vesting date due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized.  Geokinetics would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

•
The Exchange Offer should be treated as a non-taxable exchange for U.S. federal income tax purposes.  We, and our participating employees, should recognize no income for U.S federal income tax purposes when the eligible ISOs are surrendered and the new options are granted.  The tax consequences of the Exchange Offer are not certain, and the Internal Revenue Service is not prohibited from adopting a contradictory provision. The law and regulations applicable to the Exchange Offer are subject to change.  Holders of eligible ISOs are encouraged to seek their own tax advice regarding the tax treatment of exchange program participation under all laws applicable thereto.  Tax treatment may vary in foreign jurisdictions.

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Although we do not anticipate a material modification of the terms, the possibility exists that we may need to alter the terms of the Exchange Offer to comply with regulatory requirements.  Changes to the terms of the Exchange Offer may be required as there currently is no definitive guidance for tax treatment for U.S. participants, coupled with our intent to make the Exchange Offer available to employees in foreign jurisdictions, if permitted by local law.  It is possible that we may need to make modifications to the terms offered to option holders in countries outside the United States to comply with local requirements, or for tax and accounting purposes.  The Compensation Committee retains the discretion to make any such necessary or desirable changes to the terms of the Exchange Offer program for purposes of regulatory compliance or optimizing U.S. federal or foreign tax consequences.

•
Because the decision to participate in the Exchange Offer is voluntary, we are unable to predict who will participate, how many options any employee will elect to exchange, or the number of replacement options that may be granted.  As previously noted, the non-executive members of our Board are not eligible to participate in the Exchange Offer.  The Exchange Offer will also not be available to any former employees of Geokinetics or any majority-owned subsidiaries.

•
We are unable to predict the precise impact of the Exchange Offer on our stockholders because we cannot predict which or how many employees will elect to participate in the Exchange Offer, and how many eligible ISOs those employees will elect to exchange.  The Exchange Offer was designed to be expense-neutral to our financial results.  The only expected incremental cost to the Company (other than immaterial expenses that may result from fluctuations in our stock price) should be the costs of implementing the Exchange Offer, which the Company believes will be immaterial.  The Exchange Offer is not expected to impact the financial statements of the Company other than the impact on the fully diluted number of shares outstanding.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange eligible ISOs for replacement stock options in the Exchange Offer and your employment with us terminates before the replacement stock options fully vest, you will forfeit any unvested portion of your replacement stock options.

If you elect to participate in the Exchange Offer, the replacement stock options will have a replacement three-year vesting schedule, such that 20% of the replacement stock options will vest on November 15, 2009, 35% of the replacement stock options will vest on November 15, 2010, and 45% of the replacement stock options will vest on November 15, 2011, so long as you remain employed during that period.  If you exchange eligible ISOs for replacement stock options in the Exchange Offer and your employment with us terminates before the replacement stock options fully vest, you will forfeit any unvested portion of your replacement stock options even if the eligible ISOs surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Geokinetics or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the replacement stock option grant date or thereafter.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be additional tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible ISOs for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at www.geokinetics.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

JUNE 26, 2009

Section 1.  Eligible ISOs; Eligible Employees; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange their eligible ISOs that are properly surrendered in accordance with Section 3. Procedures for Surrendering Eligible ISOs, and not validly withdrawn pursuant to Section 4. Withdrawal Rights, before the expiration of the Exchange Offer for replacement stock options with an exercise price equal to the closing price of our common stock on the replacement stock option grant date (expected to be the day of the expiration of the Exchange Offer) as reported by the NYSE Amex.

“Eligible ISOs” are those stock options with an exercise price of $28.00 awarded in December 2007. References to dollars (“$”) are to United States dollars.

You are an “eligible employee” if you are:

•	A U.S. or international employee of Geokinetics or a subsidiary who holds eligible ISOs;

•	Employed on the date the Exchange Offer commences and remain employed through the date the replacement stock options are granted; and

•
Not a non-executive member of our Board of Directors.  Executive officers, including the executive member of the Board of Directors, Richard F. Miles, the Company’s President and CEO, are eligible employees.

Although we intend to include all international employees, we may exclude otherwise eligible employees located outside the United States if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible ISOs be accepted from or on behalf of, employees in that jurisdiction.

You will not be eligible to surrender eligible ISOs or receive replacement stock options if you cease to be an eligible employee for any reason prior to the replacement stock option grant date, including a termination of your employment by reason of retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to surrender eligible ISOs for exchange in the Exchange Offer. If you surrender your eligible ISOs and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the replacement stock option grant date, you will be entitled to receive replacement stock options on that date. Leave is considered “authorized” if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and surrender eligible ISOs for exchange, and if we accept your surrendered eligible ISOs, you will receive replacement stock options that will have the following terms and conditions:

•
You will receive a lesser amount of replacement stock options.  The exchange ratio is 0.92 replacement stock option to 1 eligible ISO and you will be able to calculate the number of  replacement ISO for each eligible ISO surrendered.

•
Only unvested incentive stock options awarded in December 2007 at an exercise price of $28 will be eligible for the Exchange Offer.  Since 15% of the award vested in November 2008, the options available for exchange represent 85% of the initial award.

•
Each replacement option will have an exercise price per share equal to the greater of $5.00 or the closing price of our common stock as reported on the NYSE Amex for the day on which the Exchange Offer expires.

•	None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest in the following increments after the Grant Date:

Vesting Date                                                      Percentage of Vested Shares
November 15, 2009                                                                 20%
November 15, 2010                                                                55%
November 15, 2011                                                                100%

•	The replacement options will have a term no longer than the remaining term of the eligible ISOs. As of June 25, 2009, the replacement options would have a term of approximately 4.5 years.

•	The replacement stock options will be subject to the terms and conditions of the 2007 Stock Award Plan.

This information is included in the paper election form included in the materials delivered to you along with this Offer to Exchange document.

The Exchange Offer is scheduled to expire at 5:00 p.m., Central time, on July 27, 2009, unless extended, in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Geokinetics or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the replacement stock option grant date or thereafter.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE ISOS FOR EXCHANGE.

Section 2.  Overview and Reasons for the Exchange Offer

The Geokinetics’ stock price has experienced a significant decline over the last year due to the current global financial and economic crisis.  As of June 25, 2009, Geokinetics common stock closed at a market price of $12.41, resulting in all of these ISOs being underwater.  We have made significant changes to simplify and strengthen our business, improve our cost structure and strengthen our competitive position, which have resulted in improved financial and operating performance over the last few years.  However, there can be no assurance that our efforts will result in significant increases in our stock price in the near-term, if at all.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees is intense and like many companies, we use stock options as a means of attracting, motivating and retaining our best employees. At Geokinetics, stock options constitute a key part of our incentive and retention programs because our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

The Board and the Compensation Committee believe that these underwater ISOs no longer serve as an effective incentive to motivate and retain our employees.  We believe our employees currently consider these options as having little or no value.  These underwater ISOs will remain as an expense on Geokinetics’ financial statements with the potential to dilute stockholders’ interests for up to the full remaining term of these ISOs.

  Continuing to retain these ISOs delivers minimal retention or incentive value to the option holders and provides limited opportunity to recapture value from the associated compensation expense unless the ISOs are surrendered or cancelled.  We believe the Option Exchange is important for the Company because it will permit us to:

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Provide renewed equity incentives to employees who participate in the Option Exchange.  The eligible ISOs do not currently provide meaningful retention or incentive value to our employees.  We believe the Option Exchange provides greater assurance that the Company will be able to retain and motivate our employees to achieve our strategic, operational and financial goals.

•
The Option Exchange offers a reasonable, balanced and meaningful incentive for eligible employees.  Under the Option Exchange, participating employees will surrender unvested eligible underwater ISOs for replacement options covering fewer shares with a lower exercise price that will vest in accordance with the Vesting Term.  This allows the original intent of the option grants, such as retention, to be realized.

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Reduce the total number of ISOs that no longer provide adequate incentives to our employees.  These underwater ISOs have little to no retentive value and preserving these underwater ISOs does not further the interests of our stockholders, nor offer the benefits originally intended by our equity compensation program. Replacing the eligible ISOs with a lesser number of incentive stock options at a lower exercise price will reflect a more appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing the dilution to stockholders.

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Recapture value from the ISOs’ associated compensation expense that we currently incur with respect to underwater ISOs.  The eligible ISOs were granted at an exercise price of $28.00.  Geokinetics will be obligated to expense these ISOs even if they are never exercised and recognize approximately $3.1 million in compensation expense (calculated as of December 31, 2008) over the remaining vesting period which would end on November 15, 2011.  We believe that recognizing compensation expense on options that are not perceived by our employees as providing value is ineffective for the Company.  Alternatively, replacing the underwater ISOs with little to no value to the option holder with options that will provide both retention and incentive value while not creating additional compensation expenses (other than immaterial expenses that may result from fluctuations in our stock price), will be a more efficient and effective use of the Company’s resources.

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Enhanced Long-Term Stockholder Value. We believe that ultimately the Option Exchange will enhance long-term stockholder value by restoring competitive incentives to the holders of eligible ISOs so they are further motivated to achieve our strategic, operational and financial goals, as exercise prices significantly in excess of the market price of our common stock undermine the effectiveness of options as employee performance and retention incentives.

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The exchange ratio has been calculated to retain value for our stockholders.  The exchange ratio of 0.92 was calculated in a manner that should result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible ISOs that are exchanged, which we believe will not have a significant adverse impact on our reported earnings.  We also believe this combination of fewer shares subject to options with lower exercise prices and granted with no expected significant adverse impact on our reported earnings, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.  Furthermore, the stock options will provide value to employees only if the Company’s share price increases over time, which aligns employee interests with that of the stockholders.

•
 Non-executive members of our Board will not participate in the Option Exchange.  Although members of our Board also hold options that are significantly underwater, the non-executive directors are not eligible to participate in the Option Exchange.  This reduces any conflict of interest that would otherwise exist in our Board’s approval of the Option Exchange.  However, the executive member of the Board, Richard F. Miles, the Company’s President and CEO, is eligible to participate in the Option Exchange.

Section 3.  Procedures for Surrendering Eligible ISOs

If you are an eligible employee and you wish to surrender any of your eligible ISOs for exchange in the Exchange Offer, you must notify the Office of the Corporate Secretary of your election before the Exchange Offer expires at 5:00 p.m., Central time, on July 27, 2009 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your eligible ISOs for exchange at any time until the extended expiration date of the Exchange Offer.

You will be permitted to exchange your eligible ISOs for replacement stock options. No partial exchanges of a stock option grant will be permitted.  If you elect to exchange an eligible stock option grant, you must exchange the entire unvested and outstanding (i.e., unexercised) portion of that eligible stock option grant.  If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your election form will be rejected.

Proper Surrender of Eligible ISOs.  You may notify the Office of the Corporate Secretary of your election by completing the paper election form included in the materials delivered to you with this Offer to Exchange document, and returning it to Office of the Corporate Secretary.  The Office of the Corporate Secretary must receive it before the expiration deadline of 5:00 p.m., Central time, on July 27, 2009 (or such later date as may apply if the Exchange Offer is extended).  The election form must be signed by the eligible employee.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form. You do not need to return your stock option agreement(s) relating to any surrendered eligible ISOs, as they will be cancelled automatically if we accept your eligible ISOs for exchange.  The Office of the Corporate Secretary will provide you with confirmation of receipt of your paper election form shortly after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”).

Your eligible ISOs will not be considered surrendered until Office of the Corporate Secretary receives your properly submitted election form. Your properly submitted election form must be received before 5:00 p.m., Central time, on July 27, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by Office of the Corporate Secretary by the deadline.

Determination of Validity; Rejection of Eligible ISOs; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible ISOs. Neither Geokinetics nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible ISOs will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering stock options unless waived by us. Subject to any order or decision by a court of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible ISOs or any particular eligible employee.

Our Acceptance Constitutes an Agreement.  Your surrender of eligible ISOs pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered eligible ISOs in accordance with Section 5, Acceptance of Eligible ISOs; Replacement Stock Options. Our acceptance for exchange of eligible ISOs surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Geokinetics and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel on the day the Exchange Offer expires all properly surrendered eligible ISOs that have not been validly withdrawn, and we also expect to grant the replacement stock options on the expiration date of the Exchange Offer. You will receive new stock option agreements governing the terms of the replacement stock options granted to you, which will be delivered to you as soon as reasonably practicable following the replacement stock option grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the replacement stock option grant date will be similarly extended.

Section 4.  Withdrawal Rights

    If you elect to surrender eligible ISOs and later change your mind, you may withdraw your surrendered eligible ISOs by notifying Office of the Corporate Secretary of your election to withdraw such stock options before the Exchange Offer expires. You may notify Office of the Corporate Secretary of your withdrawal election by completing the paper notice of withdrawal included in the materials delivered to you with this Offer to Exchange document, and delivering it to Office of the Corporate Secretary.  The  Office of the Corporate Secretary must receive it before the expiration deadline of 5:00 p.m., Central time, on July 27, 2009 (or such later date as may apply if the Exchange Offer is extended).

Please note that, just as you may not surrender only part of an eligible stock option grant, you may also not withdraw only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw the entire eligible stock option grant.  The withdrawal form must be signed by the eligible employee.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the withdrawal form.  The Office of the Corporate Secretary will mail you confirmation of receipt of your paper notice of withdrawal shortly after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Schedule TO.

Your surrendered eligible ISOs will not be considered withdrawn until the Office of the Corporate Secretary receives your properly submitted withdrawal election. If you miss the deadline for notifying Office of the Corporate Secretary of your withdrawal election but remain an eligible employee, any previously surrendered eligible ISOs will be cancelled and exchanged pursuant to the Exchange Offer. You are responsible for making sure that the election to withdraw is properly completed and received by Office of the Corporate Secretary by the deadline.

Once you have withdrawn eligible ISOs, you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible ISOs as described in Section 3, Procedures for Surrendering Eligible ISOs, prior to the deadline noted above.

Neither Geokinetics nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.  Acceptance of Eligible ISOs; Replacement Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible ISOs properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 5:00 p.m., Central time, on July 27, 2009. Once we have accepted your surrendered eligible ISOs, such options will be cancelled and you will no longer have any rights under the surrendered eligible ISOs. We expect to grant the replacement stock options on the expiration date of the Exchange Offer. You will receive replacement stock option agreement(s) governing the terms of the replacement stock options granted to you, which we will distribute promptly following the expiration date of the Exchange Offer. If the expiration date of the Exchange Offer is extended, then the cancellation date and replacement stock option grant date will be similarly extended.

If you have surrendered eligible ISOs for exchange in the Exchange Offer and your employment with us terminates for any reason before the replacement stock option grant date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible ISOs for exchange. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Section 6.  Conditions of the Exchange Offer

We will not accept any eligible ISOs surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible ISOs surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after June 26, 2009, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible ISOs surrendered pursuant to the Exchange Offer:

(a)
There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, before any court, authority, agency or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered eligible ISOs and the grant of replacement stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b)
There shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the cancellation of surrendered eligible ISOs and the grant of replacement stock options in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•
materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c)            There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•
any material change in the market price of the shares of our common stock that would result in the Exchange Offer no longer having the intended compensatory purpose or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

(d)
There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e)
There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 26, 2009;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 26, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f)
There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or

(g)
There shall have been enacted, enforced or deemed applicable to Geokinetics any rules, regulations or actions by any governmental authority, the NYSE Amex or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

    The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.  Price Range of Our Common Stock

The eligible ISOs give eligible employees the right to acquire shares of our common stock. None of the eligible ISOs are traded on any trading market.  The Company’s common stock, $0.01 par value per share, is listed on the NYSE Amex under the trading symbol “GOK.”  As of June 25, 2009, the Company had over 780 stockholders of record, however, since many shares may be held by investors in nominee names such as the name of their broker or their broker’s nominee, the number of record holders often bears little relationship to the number of beneficial owners of the common stock.

The following table sets forth the high and low sales prices for the common stock during the Company’s most recent two fiscal years, as reported by the NYSE Amex, except the fiscal quarter ending March 31, 2007 as reported by the National Association of Security Dealers on the NASDAQ OTC Bulletin Board.  We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible ISOs in the Exchange Offer.

Period Ended	High	Low

Fiscal Year Ending December 31, 2009
Second Quarter – through June 25, 2009	$ 15.95	$ 3.13
First Quarter - March 31, 2009	4.19	1.84

Fiscal Year Ending December 31, 2008
Fourth Quarter - December 31, 2008	$ 19.00	$ 2.00
Third Quarter - September 30, 2008	27.15	14.83
Second Quarter - June 30, 2008	21.10	17.39
First Quarter - March 31, 2008	20.40	14.81

Fiscal Year Ending December 31, 2007
Fourth Quarter - December 31, 2007	$ 25.24	$ 18.48
Third Quarter - September 30, 2007	31.60	16.80
Second Quarter - June 30, 2007	34.50	22.45
First Quarter - March 31, 2007	33.00	24.99

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

    The Company has never paid cash dividends on the Company’s common stock and the Board of Directors intends to retain all of its earnings, if any, to finance the development and expansion of its business. There can be no assurance that the Company’s operations will prove profitable to the extentnecessary to pay cash dividends. Moreover, even if such profits are achieved, the future dividend policy will depend upon the Company’s earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by the Company’s Board of Directors.

Section 8.  Source and Amount of Consideration; Terms of Replacement Stock Options

Consideration.  For the eligible ISOs that were granted under the 2007 Stock Award Plan, subject to the terms of the Exchange Offer, the replacement stock options granted in exchange for the eligible ISOs will be issued under the 2007 Stock Award Plan.  The total number of shares that may be issued pursuant to the replacement stock options granted in the Exchange Offer will depend on the rate of participation by eligible employees. Assuming all 251,600 eligible ISOs that were outstanding as of June 25, 2009 are surrendered in the Exchange Offer, replacement stock options to purchase 231,472 shares would be granted in the exchange held by 105 eligible employees.

We have designed the Exchange Offer to make the granting of the replacement stock options approximately accounting expense neutral to Geokinetics. The exchange ratio of 0.92 to be used in the Exchange Offer is designed to result in the fair value, using standard valuation techniques, of the replacement stock options being approximately equal to the fair value of the eligible ISOs being surrendered for exchange. The exchange ratio used to determine the actual number of replacement stock options to be granted is be based on the fair value of the eligible ISOs (calculated using the Black-Scholes model) and takes into account many variables, such as the volatility of our stock and the expected term of an option. Setting the exchange ratio in this manner is intended to result in the issuance of replacement stock options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible ISOs they replace.

We will not issue any fractional stock options in the Exchange Offer. If, after the exchange of eligible ISOs in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 replacement stock options after the exchange (which would be rounded up to one whole replacement stock option).

    Terms of Replacement Stock Option Grants.  If we accept the surrender of your eligible ISOs for exchange, then those eligible ISOs will, on the expiration of the Exchange Offer, be cancelled and replaced with replacement stock option grants on the replacement stock option grant date, which we expect to be the date the Exchange Offer expires. The replacement stock options, which will be granted under the 2007 Stock Award Plan, will have a new exercise price per share equal to the greater of $5.00 or closing price of our common stock on the replacement options grant date as reported by the NYSE Amex.

In addition, each replacement stock option will have a new term no longer than the remaining term of the eligible ISOs.  As of June 25, 2009, the replacement options would have a term of approximately 4.5 years.  None of the replacement options will be vested on the date of grant.  The replacement options will be scheduled to vest in the following increments after the grant date:

Vesting Date                                                      Percentage of Vested Shares
November 15, 2009                                                                 20%
November 15, 2010                                                                 55%
November 15, 2011                                                                 100%

Additional Terms and Conditions of the Replacement Options.  Additional terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date.  Any additional terms and conditions will be comparable to the other terms and conditions of the eligible ISOs.  No change is planned to material terms such as the provisions for change of control.  All replacement options will be incentive stock options granted under our 2007 Stock Award Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible ISOs surrendered for exchange will be canceled and all shares of common stock that were subject to such surrendered options will become available for future awards under the 2007 Stock Award Plan.

U.S. Federal Income Tax Consequences.  The Option Exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes.  We, and our participating employees, should recognize no income for U.S federal income tax purposes when the eligible ISOs are surrendered and the new options are granted.  The tax consequences of the Option Exchange are not certain, and the Internal Revenue Service is not prohibited from adopting a contradictory provision. The law and regulations applicable to the Option Exchange are subject to change.  Holders of eligible ISOs are encouraged to seek their own tax advice regarding the tax treatment of exchange program participation under all laws applicable thereto.  Tax treatment may vary in foreign jurisdictions.

Potential Modification to Terms to Comply with Governmental Requirements.  Changes to the terms of the Option Exchange may be required as there currently is no definitive guidance for tax treatment for U.S. participants, coupled with our intent to make the Option Exchange available to employees in foreign jurisdictions, if permitted by local law.  It is possible that we may need to make modifications to the terms offered to option holders in countries outside the United States to comply with local requirements, or for tax and accounting purposes.  The Compensation Committee retains the discretion to make any such necessary or desirable changes to the terms of the Option Exchange program for purposes of optimizing U.S. federal or foreign tax consequences.

Benefits of the Option Exchange to Eligible Employees.  Because the decision to participate in the Option Exchange is voluntary, we are unable to predict who will participate, how many options any employee will elect to exchange, or the number of replacement options that may be granted.  As previously noted, the non-executive members of our Board are not eligible to participate in the Option Exchange.  The Option Exchange will also not be available to any former employees of Geokinetics or any majority-owned subsidiaries.

Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock or other stock-based compensation. The Exchange Offer does not change the “at-will” nature of an eligible employee’s employment with us or any of our subsidiaries, and an eligible employee’s employment may be terminated by us, by our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF GEOKINETICS OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE REPLACEMENT STOCK OPTION GRANT DATE OR THEREAFTER.

Replacement stock options will be granted under the 2007 Stock Award Plan. The following is a description of the principal features of the 2007 Stock Award Plan that apply to stock options granted under the 2007 Stock Award Plan. The description of the 2007 Stock Award Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2007 Stock Award Plan. The 2007 Stock Award Plan has been filed as Exhibit A to our definitive proxy statement, filed with the SEC on April 24, 2009. Upon request, we will provide you, without charge, with a copy of the 2007 Stock Award Plan. Please direct your requests to Geokinetics Inc., Office of the Corporate Secretary, 1500 CityWest Blvd., Suite 800, Houston, TX 77042.

Summary of the 2007 Stock Award Plan

The following is a summary of the material terms of the 2007 Stock Award Plan and is qualified in its entirety by reference to the 2007 Plan.

Administration.  The 2007 Stock Award Plan is to be administered by the Board or, at the discretion of the Board, a committee appointed by the Board (the “Committee”). Subject to the provisions of the 2007 Stock Award Plan, the Board or the Committee will have sole authority, in its discretion, to determine which plan participant shall receive an award, the time or times when such award shall be made, whether an Incentive Stock Option, Nonqualified Stock Option or Stock Appreciation Right, Restricted Stock award or Phantom Stock award shall be granted, the number of shares of common stock which may be issued under each Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right or Restricted Stock award, and the value of each Phantom Stock award. In making such determinations the Board or the Committee may take into account the nature of the services rendered by the respective plan participants, their present and potential contributions to Geokinetics’ success and such other factors as the Board or the Committee in its discretion shall deem relevant. Subject to the express provisions of the 2007 Stock Award Plan, the Board or the Committee is authorized to construe the 2007 Stock Award Plan, to prescribe such rules and regulations relating to the 2007 Stock Award Plan as it may deem advisable to carry out the 2007 Plan, and to determine the terms, restrictions and provisions of each award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Board or the Committee to cause designated stock options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the 2007 Stock Award Plan.

Eligible Participants.  Awards may be granted only to persons who, at the time of grant, are employees, members of the Board or persons affiliated with the Company or any of its Affiliates.  Awards may be granted on more than one occasion to the same person.

Shares Available for Awards.  The aggregate number of shares of common stock that may be issued under the Plan shall be 750,000 shares of which up to 50% or 375,000 shares may be issued under the Plan as Restricted Stock awards.  The common stock to be offered pursuant to the grant of an award may be authorized but unissued common stock or common stock previously issued and outstanding and reacquired by the Company.  Shares of common stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an award.  To the extent that an award lapses or the rights of its Holder terminate or the award is paid in cash, any shares of Stock subject to such award shall again be available for the grant of an award.  Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

Types of Awards and Terms and Conditions.  The 2007 Stock Award Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock awards, Phantom Stock awards or any combination of the foregoing.

Stock Options.  The price at which a share of common stock may be purchased upon exercise of an Option (i) shall be determined by the Committee, but such purchase price shall not be less than, the Fair Market Value of common stock subject to an Option on the date the Option is granted and (ii) such purchase price shall be subject to adjustment as determined by the Committee.  The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company.  The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

Stock Appreciations Rights.  The award price of each Stock Appreciation Right shall be determined by the Committee, but such award price (i) shall not be less than the Fair Market value of a share of common stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the common stock on the date of grant pursuant to imposed limitations) and (ii) shall be subject to the discretion of the Committee.

Restricted Stock.  The holder of Restricted Stock will own shares subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances.  The Committee shall determine the amount and form of any payment for common stock received pursuant to a Restricted Stock award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for common stock received pursuant to a Restricted Stock award, except to the extent otherwise required by law.

Phantom Stock Awards.  The holder of Phantom Stock awards has the right to receive an amount equal to the Fair Market Value of common stock over a specified period of time, which vest over a period of time or upon the occurrence of an event (including without limitation a Change of Control) as established by the Committee, without payment of any amounts by the holder thereof (except to the extent otherwise required by law).  Each Phantom Stock award may have a maximum value established by the Committee at the time of such award.

Change of Control.  In the event of a change of control of the Company (as defined in the 2007 Stock Award Plan), subject to certain limitations and restrictions as more fully described in the 2007 Stock Award Plan:

•	outstanding awards shall immediately vest and become exercisable or satisfiable, as provided in the agreements evidencing such awards;
•	all unexercised Options and all rights of the outstanding awards may terminate;
•
awards may be canceled and the Company may pay to each Holder the excess, if any, of the Change of Control Value of the shares subject to such awards over the exercise price(s) under such Awards for such shares;

•	adjustments may be made to the outstanding awards as the Committee deems appropriate; or
•	stockholder may receive fair market value per share

Generally, accelerated vesting or lapse of restrictions on awards held by an employee will occur only if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards or other conditions in the 2007 Stock Award Plan are satisfied.

Duration, Termination and Amendment.  The Plan shall remain in effect until all awards granted under the Plan have been satisfied or expired.  The Board in its discretion may terminate the 2007 Stock Award Plan at any time with respect to any shares for which awards have not theretofore been granted. The Board shall have the right to alter or amend the 2007 Stock Award Plan or any part thereof from time to time; provided that no change in any award theretofore granted may be made which would impair the rights of the plan participant receiving such award without the consent of such employee (unless such change is required in order to cause the benefits under the 2007 Stock Award Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

Transferability of Awards.  Unless otherwise determined by the Committee in cases other than in connection with Incentive Stock Options, an award shall not be transferable otherwise than by will or the law of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

Prohibition on Repricing Awards.  Stockholder action is required to adjust the grant or exercise price with respect to any award.

U.S. Federal Income Tax Consequences.  The following briefly describe the U.S. federal income tax consequences of the 2007 Stock Award Plan generally applicable to the Company and to employees, officers and directors who are U.S. citizens or otherwise subject to U.S. federal income taxation.  The discussion is general in nature and does not address issues relating to the tax circumstances of any individual partner, officer or director.  The discussion is based on the Internal Revenue Service Code, applicable treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement.  The description is therefore subject to future changes in the law; possible with retroactive effect.  The description does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options.  The tax consequences to an optionee of the initial grant of a Nonqualified Stock Option depend upon whether or not a “readily ascertainable fair market value” for the stock option is determinable at the time the option is granted. It is contemplated that the Nonqualified Stock Options will not have a readily ascertainable fair market value. Accordingly, a grantee of a Nonqualified Stock Option will not recognize taxable income on the grant of the option. Upon a grantee’s exercise of a Nonqualified Stock Option, (i) the grantee will recognize ordinary income in an amount equal to the difference between the exercise price of the shares purchased pursuant to the Nonqualified Stock Option and their fair market value on the exercise date, and (ii) Geokinetics will be entitled to a tax deduction in an amount equal to such difference. An optionee’s tax basis in the stock acquired pursuant to the exercise of a Nonqualified Stock Option will be equal to the sum of the amount of cash paid and the amount of ordinary income recognized on such exercise. Upon the subsequent sale or other disposition of shares of common stock, any amount received in excess of the optionee’s tax basis in such shares will be treated as short-term or long-term capital gain, depending on the holding period.

Stock Appreciation Rights.  A grant of Stock Appreciation Rights is not a taxable event. The Stock Appreciation Rights may be paid in cash or shares of common stock or both. If cash is given upon exercise of the Stock Appreciation Rights, the grantee will recognize ordinary income in the amount of cash received. If common stock is given upon the exercise of the Stock Appreciation Rights, generally the fair market value of the common stock will be recognized as ordinary income by the grantee (subject to potential delay in taxation in the event the common stock is subject to certain restrictions). Geokinetics will be entitled to a tax deduction to the extent that the grantee recognizes ordinary income upon the exercise of the Stock Appreciation Rights.

Incentive Stock Options.  A grantee of Incentive Stock Options generally does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of the Incentive Stock Option, however, the difference between the fair market value of the common stock received and the option price may be subject to the alternative minimum tax. Upon disposition of shares of common stock acquired from the exercise of an Incentive Stock Option, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if a grantee disposes of the shares of common stock within two years of the date of grant or within one year of the date of exercise, the grantee will recognize ordinary income equal to the lesser of (i) the amount realized at the disposition, or (ii) the difference between the fair market value of the shares of the common stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the shares are held. Geokinetics is not entitled to a tax deduction on either exercise of an Incentive Stock Option or disposition of shares of common stock acquired pursuant to such exercise, except to the extent that a grantee recognizes ordinary income on the disposition of such shares.

Restricted Stock Awards.  The tax consequences to a recipient of Restricted Stock are governed by Section 83 of the Code. Typically, an award of Restricted Stock will be subject to a substantial risk of forfeiture and non-transferability restrictions so that there will be no tax consequences at the time of the award of Restricted Stock. However, at such time as the common stock becomes transferable or is no longer subject to a substantial risk of forfeiture, then the recipient will recognize ordinary income based on the fair market value of such stock and Geokinetics will be entitled to a tax deduction in the same amount. Alternatively, a recipient can make an election under Section 83(b) of the Code within 30 days following receipt of Restricted Stock, the effect of which is to accelerate the taxable event so that the recipient will recognize ordinary income equal to the fair market value of the Restricted Stock as of the date of the award. Thereafter, a recipient will not recognize any further gain until the stock is sold. The recipient’s basis in the stock will be sum of the amount paid for the stock, if any, and any amount included in income as a result of the Section 83(b) election.

Phantom Stock Awards.  A grant of Phantom Stock is not a taxable event. At the time that the recipient is ultimately paid the amount of Phantom Stock (whether in cash or common stock of Geokinetics) the Recipient will recognize ordinary income based on the value of the amount received and Geokinetics will be entitled to a tax deduction in the same amount at that time.

Tax Consequences to the Company.  In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under the Internal Revenue Code.

Tax Withholding.  The Company shall have the right to deduct in connection with all awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

Section 9.   Information Concerning Us; Financial Information

   Information Concerning Us.  Geokinetics is an experienced full-service, global provider of seismic data acquisition services complemented by seismic data processing and interpretation services.  As an acknowledged leader in land, marsh, swamp, transition zone and shallow water (up to 500 feet water depths) ocean bottom cable or “OBC” environments to the oil and natural gas industry, Geokinetics has the capacity to operate up to 25 seismic crews worldwide and the ability to process seismic data collected throughout the world.  Crew count, configuration and location can change depending upon industry demand and requirements.  The Company provides a suite of geophysical services including both three-dimensional (“3D”) and two-dimensional (“2D”) seismic data surveys, data processing and interpretation services and other geophysical services for customers in the oil and natural gas industry, which include many national oil companies, major international oil companies and smaller independent exploration and production companies (collectively “E&P companies”) in the Gulf Coast, Mid-Continent, California, Appalachian and Rocky Mountain regions of the United States, Western Canada, Canadian Arctic, Central and South America, Africa, the Middle East, Australia/New Zealand and the Far East.  Seismic data is used by E&P companies to identify and analyze drilling prospects, maximize drilling success, optimize field development and enhance production economics.  In addition, the Company performs work for seismic data library companies that acquire seismic data to license to E&P companies rather than for their own use.

   Financial Information.  We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2008 and December 31, 2007 and the selected consolidated balance sheet data as of December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The selected consolidated statements of earnings data for the fiscal quarters ended March 31, 2009 and March 31, 2008 and the selected consolidated balance sheet data as of March 31, 2009 and March 31, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets (amounts in thousands):

	Fiscal Year Ended		Three Months Ended
	December 31, 2008	December 31, 2007	March 31, 2009	March 31, 2008

Revenue	$474,598	$357,677	$146,919	$120,154
Income (loss) from operations	15,899	(620)	12,693	7,365
Other income (expense)	(5,645)	(13,064)	(1,501)	(1,982)
Net income (loss)	986	(15,936)	5,986	3,863
Income (loss) applicable to common shareholders	(5,339)	(20,802)	3,959	2,587
Income (loss) per common share:
Basic	(0.51)	(2.44)	0.38	0.25
Diluted	(0.51)	(2.44)	0.37	0.24
Weighted average common shares outstanding:
Basic	10,390	8,513	10,470	10,316
Diluted	10,390	8,513	10,576	10,594

	Fiscal Year Ended		Three Months Ended
	December 31, 2008	December 31, 2007	March 31, 2009	March 31, 2008

Consolidated Balance Sheet
Total current assets	$150,801	$97,096	$183,902	$120,777
Total assets	439,716	354,321	473,571	392,287
Total current liabilities	143,716	84,460	160,238	107,443
Total liabilities	215,174	162,430	242,601	196,082
Total mezzanine equity: preferred stock	94,862	60,926	96,897	62,200
Total shareholder’s equity	129,680	130,965	134,073	134,005

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. "Earnings" consist of pretax income from continuing operations plus fixed charges, less interest capitalized. The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts, and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense. The amount of preferred dividends is the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock. In the periods before the year ended December 31, 2008, earnings were not sufficient to cover fixed charges. In the periods before the three months ended March 31, 2009, earnings were not sufficient to cover fixed charges and preferred dividends.

	Fiscal Year Ended		Three Months Ended
	December 31, 2008	December 31, 2007	March 31, 2009	March 31, 2008

Ratio of earnings to fixed charges	1.3	-	2.3	1.8
Ratio of earnings to fixed charges and preferred dividends	-	-	1.6	1.3

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated March 31, 2009 was $12.67.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible ISOs for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The members of our Board of Directors and our executive officers, and their respective positions and offices as of June 25, 2009, are set forth in the following table (the address of each of the persons set forth below is 1500 CityWest Blvd., Suite 800, Houston, TX 77042):

Directors

Name	Age	Position with Geokinetics
William R. Ziegler	66	Chairman (non-executive) and Director
Richard F. Miles	60	President, Chief Executive Officer and Director
Christopher M. Harte	61	Director
Steven A. Webster	57	Director
Gary M. Pittman	45	Director
Robert L. Cabes, Jr.	39	Director
Christopher D. Strong	50	Director

Executive Officers

Name	Age	Position With Company
Richard F. Miles	60	President, Chief Executive Officer and Director
Scott A. McCurdy	33	Vice President and Chief Financial Officer
James C. White	49	Executive Vice President - Business Development & Technology
Lee Parker	40	Executive Vice President - Operations

Our executive officers, but not the members of our Board of Directors with the exception of Richard F. Miles, are eligible to participate in the Exchange Offer. As of June 25, 2009, our current executive officers and members of our Board of Directors as a group beneficially owned an aggregate of 85,000 eligible ISOs, which represent approximately 34% of the eligible ISOs outstanding.  The following table shows the number of eligible ISOs owned as of June 25, 2009, by each director and each executive officer of Geokinetics.   The percentages are calculated on the basis of a total of 251,600 eligible ISOs outstanding as of June 25, 2009.

Directors and Executive Officers
Name and Address of Directors and Executive Officers	Number of Eligible ISOs Owned	Percent of Eligible ISOs

Steven A. Webster	-	-%
1000 Louisiana, Suite 1500 Houston, TX 77002
William R. Ziegler	-	-%
230 Park Avenue New York, Suite 1130 New York, NY 10169
Christopher M. Harte	-	-%
327 Congress Ave., Suite 350 Austin, TX 78701
Gary M. Pittman	-	-%
8110 Georgetown Pike McLean, VA 22102
Robert L. Cabes, Jr.	-	-%
1000 Louisiana, Suite 1500 Houston, TX 77002
Christopher D. Strong.	-	-%
4055 International Plaza, Suite 610 Ft. Worth, TX 76109
Richard F. Miles	34,000	13.50%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
Scott A. McCurdy	17,000	6.76%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
James C. White	17,000	6.76%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
Lee Parker	17,000	6.76%
1500 CityWest Blvd., Suite 800 Houston, TX 77042
All Directors and Executive Officers as a Group	85,000	33.78%

    Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer.

Section 11.   Status of Eligible ISOs Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

Eligible ISOs that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible ISOs will again become available for future awards under the 2007 Stock Award Plan, including for the grants of replacement stock options in the Exchange Offer. As a result of the Exchange Offer, the pool of shares available for the grant of future awards under the 2007 Stock Award Plan will be increased by that number of shares equal to the difference between (a) the number of shares subject to surrendered eligible ISOs issued under the 2007 Stock Award Plan and (b) the number of shares subject to the replacement stock options issued in the exchange under the 2007 Stock Award Plan.

           Accounting Treatment.  Under SFAS 123(R), the exchange of options under the Option Exchange program is treated as a modification of the existing options for accounting purposes.  Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the Option Exchange program, if any, over the vesting period of the replacement options.  The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible ISOs, valued as of the date the replacement options are granted, over the fair value of the surrendered eligible ISOs in exchange for the replacement options, measured immediately prior to the cancellation.  The Option Exchange is intended to be a value-for-value exchange and cost-neutral from an accounting perspective.  Thus, the exchange ratio was calculated to result in the fair value of the surrendered eligible ISOs to be approximately equal to the fair value of the options replacing them, with the intent not to generate any additional significant incremental compensation expense for financial reporting purposes as a result of the Option Exchange.  If any of the replacement options are forfeited prior to their vesting date due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized.  Geokinetics would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.   Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible ISOs and issuance of replacement stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our replacement stock options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible ISOs for exchange and to issue replacement stock options would be subject to obtaining any required governmental approval.

Section 13.   Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences.  The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to Geokinetics and to eligible employees who are U.S. citizens or residents for U.S. federal income tax purposes. The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of eligible ISOs for replacement stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible ISOs and the grant of replacement stock options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

All replacement stock options granted pursuant to the Exchange Offer will be incentive stock options.  You generally will not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of the replacement stock options, however, the difference between the fair market value of the common stock received and the option price may be subject to the alternative minimum tax. Upon disposition of shares of common stock acquired from the exercise of the replacement stock options, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if you dispose of the shares of common stock within two years of the date of grant or within one year of the date of exercise, you will recognize ordinary income equal to the lesser of (i) the amount realized at the disposition, or (ii) the difference between the fair market value of the shares of the common stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the shares are held. Geokinetics is not entitled to a tax deduction on either the exercise of the replacement stock options or disposition of shares of common stock acquired pursuant to such exercise, except to the extent that you recognize ordinary income on the disposition of such shares.

The replacement stock options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a replacement stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible employee upon exercise, subject to the limitations imposed by the Internal Revenue Code. We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.

The tax consequences for participating non-U.S. eligible employees may differ from the U.S. federal income tax consequences summarized above.

 WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE ISOS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

CIRCULAR 230 DISCLAIMER.  The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 14.  Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible ISOs surrendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 8:00 a.m., Central time, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the replacement stock option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Central time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

a)	We increase or decrease the amount of consideration offered for the eligible ISOs; or

b)	We increase or decrease the number of eligible ISOs that may be surrendered in the Exchange Offer.

Section 15.   Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible ISOs pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.   Additional Information

    We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible ISOs for exchange:

a)	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 8, 2009;

c)	Our definitive Proxy Statement for our 2009 annual meeting of shareholders, filed with the SEC on April 24, 2009; and
d)	Our Periodic Report on Form 8-K filed with the SEC on May 28, 2009.

    The SEC file number for our current and periodic reports is 001-33460. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.geokinetics.com. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Geokinetics Inc., Office of the Corporate Secretary, 1500 CityWest Blvd., Suite 800, Houston, TX 77042.

The information relating to Geokinetics in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.   Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE ISOS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Geokinetics Inc.
June 26, 2009